Exhibit 99.1

American States Water Company Announces
Proposed Offering of Common Shares

San Dimas, California, September 21, 2004.... American States Water Company (NYSE:AWR) announced today that it intends to offer to the public 1,400,000 common shares, plus up to an additional 210,000 shares to cover over-allotments, if any, pursuant to its currently effective shelf registration statements.

The underwriters for the offering are UBS Securities LLC and Edward D. Jones & Co., L.P. Full details of the offering, including a description of the Common Shares and certain risk factors involved in investing in the common shares, are contained in a prospectus supplement available through UBS Securities, LLC, 299 Park Avenue, New York, New York 10171.

American States Water Company (“AWR”) is the parent of Southern California Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California and to approximately 12,000 customers in the city of Fountain Hills, Arizona and portions of Scottsdale, Arizona. The Company distributes electricity to approximately 22,000 customers in the Big Bear recreational area of California and contracts, either directly or through wholly-owned subsidiaries, with various municipalities, the U. S. Government and private entities to provide various water and wastewater services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems.

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause the actual results to differ materially include those described in the Company’s Form 10-Qs and Form 10-K filed with the Securities and Exchange Commission.

CONTACT:	Robert J. Sprowls
Senior Vice President,
Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 647